Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity International Value Fund, which is included in Post-Effective Amendment No. 95 to the Registration Statement No. 811-04008 on Form N-1A of Fidelity Investment Trust.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
May 9, 2006